Exhibit 8.2

June 10, 2015

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Ladies and Gentlemen:

This opinion is being furnished in connection with the merger by and among Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), Baltic Trading Limited, a Marshall Islands corporation (“Baltic Trading”) and Poseidon Merger Sub Limited (the merger sub) pursuant to an agreement and plan of merger, dated as of April 7, 2015 (the “Merger”).  Pursuant to the Merger, each holder of shares of Baltic Trading common stock (other than the Company, Baltic Trading, or any of their respective wholly owned subsidiaries) will exchange such holders’ shares of Baltic Trading common stock for the right to receive 0.216 shares of the Company’s common stock, as described in the registration statement on Form S-4, Registration No. 333-203822 filed by the Company with the U.S. Securities and Exchange Commission on May 4, 2015, as amended through the date hereof (the “Registration Statement”).  Capitalized terms used herein without definition have the meanings assigned to them in the Registration Statement.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement and such other documents, records, and instruments as we have deemed necessary, appropriate or relevant as a basis for our opinion and we have assumed that the information contained therein is true, correct, and complete.  In rendering our opinion, we have obtained from the Company certain information and statements of factual matters.  We have assumed that such information and statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such information and statements will be taken.  We have also assumed that all statements made “to the best knowledge of” or “beliefs” of any persons will be true, correct, and complete as if made without such qualification.  We believe that the documents, records and instruments we have reviewed, the information and statements we have obtained, and the assumptions we have made are reasonable and thus, we have not conducted any independent inquiry or investigation into the accuracy of such documents, records, instruments, information, statements or assumptions.  Any inaccuracy in, or breach of, any of the aforementioned documents, records, instruments, information, statements and assumptions could adversely affect our opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, under presently applicable United States federal income tax law, the statements of law set forth in the Registration Statement under the heading “The Merger - Material U.S. Federal Income Tax Considerations to Baltic Trading Shareholders - Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Genco Common Stock Received Pursuant to the Merger” constitute our opinion as to the material United States federal income tax consequences to U.S. Holders and non-U.S. Holders of the ownership and disposition of shares of the Company’s common stock received pursuant to the Merger.

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the ownership and disposition of shares of the Company’s common stock under any non-United States, state, or local tax law.  Furthermore, our opinion is based on current United States federal income tax law and administrative practice, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect.  A material change in any of the authorities upon which our opinion is based could adversely affect our tax opinion.  We do not undertake to advise you as to any changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

No ruling has been or will be sought from the Internal Revenue Service (the “Service”) or any other taxing authority by the Company with respect to the opinion set forth herein.  The opinion expressed herein is not binding on the Service, any other taxing authority or any court, and there can be no assurance that the Service, any other taxing authority or a court of competent jurisdiction will not disagree with such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

This opinion is being delivered to you for the purpose of being filed as an exhibit to the Registration Statement and may not be circulated, quoted, relied upon, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP